Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133631 of Community Bancorp. on Form S-8 of our report dated June 28, 2016, appearing in this Annual Report on Form 11-K of Community Bancorp and Designated Subsidiaries’ Retirement Savings Plan for the year ended December 31, 2015.

Portland, Maine
June 28, 2016
VT Reg. No. 92-0000278